Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2025 relating to the consolidated financial statements of AG Mortgage Investment Trust, Inc. and the effectiveness of AG Mortgage Investment Trust, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AG Mortgage Investment Trust, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
May 7, 2025